Exhibit 99.1

United States Pipe and Foundry Company, LLC

(a wholly owned subsidiary of Walter Industries, Inc.)

Financial Statements

for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003

INDEX TO FINANCIAL STATEMENTS

United States Pipe and Foundry Company, LLC

Report of Independent Registered Certified Public Accounting Firm	2

Balance Sheets – September 30, 2005 and December 31, 2004	3

Statements of Operations for the Nine Months Ended September 30, 2005 and the Years Ended December 31, 2004 and 2003	4

Statements of Changes in Unit/Stockholder’s Equity (Net Capital Deficiency) and Comprehensive Income (Loss) for the Nine Months Ended September 30, 2005 and the Years Ended December 31, 2004 and 2003	5

Statements of Cash Flows for the Nine Months Ended September 30, 2005 and the Years Ended December 31, 2004 and 2003	6

Notes to Financial Statements	7

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To the Member and Board of Managers of

United States Pipe and Foundry Company, LLC

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in unit/stockholder’s equity (net capital deficiency) and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of United States Pipe and Foundry Company, LLC at September 30, 2005 and December 31, 2004, and the results of its operations and its cash flows for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the Company has restated its September 30, 2005 and December 31, 2004 and 2003 financial statements.

As discussed in Note 2, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003.

/s/ PricewaterhouseCoopers LLP
Tampa, Florida
February 3, 2006, except the restatement described in Note 1 as to which date is March 24, 2006

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC

BALANCE SHEETS

(in thousands, except unit/share amounts)

	September 30, 2005	December 31, 2004

ASSETS
Cash and cash equivalents	$—	$—
Receivables, net	118,497	103,692
Inventories	147,207	127,162
Deferred income taxes	11,099	11,760
Prepaid expenses and other assets	1,509	1,044
Total current assets	278,312	243,658

Property, plant and equipment, net	149,154	152,944
Deferred income taxes	9,514	—
Prepaid pension cost and other intangible assets	19,317	18,459
Goodwill	58,411	58,411
Total assets	$514,708	$473,472

LIABILITIES AND UNIT/STOCKHOLDER’S EQUITY
Accounts payable	$52,451	$51,825
Accrued expenses	29,143	23,443
Payable to affiliate, Sloss Industries	2,475	3,986
Income taxes payable	5,551	879
Total current liabilities	89,620	80,133

Payable to Parent, Walter Industries	443,683	422,842
Deferred income taxes	—	2,833
Accrued pension liability	72,938	48,873
Accumulated postretirement benefits obligation	51,071	51,221
Other long-term liabilities	12,632	12,682
Total liabilities	669,944	618,584

Commitments and contingencies (Note 11)

UNIT/STOCKHOLDER’S EQUITY (NET CAPITAL DEFICIENCY)
Membership units at September 30, 2005:
Authorized – 1,000 units
Issued – 1,000 units	—
Common stock, $0.01 par value per share at December 31, 2004:
Authorized – 1,000 shares
Issued – 1,000 shares		—
Capital in excess of par value	68,335	68,335
Accumulated deficit	(178,157)	(183,225)
Accumulated other comprehensive loss	(45,414)	(30,222)
Total unit/stockholder’s equity (net capital deficiency)	(155,236)	(145,112)
Total liabilities and unit/stockholder’s equity (net capital deficiency)	$514,708	$473,472

See accompanying “Notes to Financial Statements”

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC

STATEMENTS OF OPERATIONS

(dollars and per share amounts in thousands)

	For the nine months ended September 30,	For the years ended December 31,
	2005	2004	2003
	Restated	Restated	Restated

Net sales	$456,931	$578,370	$465,330
Cost of sales	402,245	531,401	427,405
Gross profit	54,686	46,969	37,925

Operating expenses:
Selling, general and administrative	25,939	38,169	43,421
Related party corporate charges	5,387	7,643	4,790
Restructuring and impairment charges	—	121	5,938
Total operating expenses	31,326	45,933	54,149

Operating income (loss)	23,360	1,036	(16,224)
Interest expense arising from payable to Parent (1)	(15,151)	(18,927)	(16,379)
Interest expense – other	(264)	(505)	(464)

Income (loss) before income tax expense (benefit)	7,945	(18,396)	(33,067)
Income tax expense (benefit)	2,877	(2,901)	(12,632)
Income (loss) before cumulative effect of change in accounting principle	5,068	(15,495)	(20,435)

Cumulative effect of change in accounting principle, net of tax	—	—	(454)
Net income (loss)	$5,068	$(15,495)	$(20,889)

Basic income per share:
Income (loss) before cumulative effect of change in accounting principle	$5,068	$(15,495)	$(20,435)
Cumulative effect of change in accounting principle, net of tax	—	—	(454)
Earnings (loss) per share	$5,068	$(15,495)	$(20,889)

Shares used to determine earnings (loss) per share	1	1	1

(1)          United States Pipe and Foundry Company, LLC, which is a wholly owned subsidiary of Walter Industries, Inc., is charged interest expense on the outstanding balance of the intercompany payable to Walter Industries, Inc.

See accompanying “Notes to Financial Statements”

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC

STATEMENTS OF CHANGES IN UNIT/STOCKHOLDER’S EQUITY

(NET CAPITAL DEFICIENCY) AND COMPREHENSIVE INCOME (LOSS)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND

THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(in thousands)

					Accumulated
		Capital in			Other
		Excess of	Comprehensive	Accumulated	Comprehensive
	Total	Par Value	Income (Loss)	Deficit	Loss

Balance at December 31, 2002	$(106,731)	$68,335		$(146,841)	$(28,225)

Comprehensive loss:
Net loss	(20,889)		$(20,889)	$(20,889)
Other comprehensive loss:
Increase in additional minimum pension liability, net of tax benefit of $767	(1,426)		(1,426)		(1,426)
Comprehensive loss			$(22,315)
Balance at December 31, 2003	(129,046)	68,335		(167,730)	(29,651)

Comprehensive loss:
Net loss	(15,495)		$(15,495)	(15,495)
Other comprehensive loss:
Increase in additional minimum pension liability, net of tax benefit of $309	(571)		(571)		(571)
Comprehensive loss			$(16,066)
Balance at December 31, 2004	(145,112)	68,335		(183,225)	(30,222)

Comprehensive loss:
Net income	5,068		$5,068	5,068
Other comprehensive loss:
Increase in additional minimum pension liability, net of tax benefit of $8,179	(15,192)		(15,192)		(15,192)
Comprehensive loss			$(10,124)
Balance at September 30, 2005	$(155,236)	$68,335		$(178,157)	$(45,414)

See accompanying “Notes to Financial Statements”

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC

STATEMENTS OF CASH FLOWS

(in thousands)

	For the nine months ended September 30,	For the years ended December 31,
	2005	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$5,068	$(15,495)	$(20,889)
Adjustments to reconcile income (loss) to net cash (used in) provided by operating activities:
Cumulative effect of change in accounting principle, net of tax	—	—	454
Provision for losses on receivables	241	263	236
Depreciation	19,401	26,523	25,182
Restructuring and impairment charges (a)	—	—	4,700
Loss on sale of property, plant and equipment	862	1,020	164
Provision (credit) for deferred income taxes	(3,507)	8,964	(2,007)
Decrease (increase) in prepaid pension cost and other intangible assets	(858)	(7,568)	1,991
Increase in accrued pension liability	694	527	1,885
Decrease in accumulated postretirement benefits obligation	(150)	(3,042)	(6,709)
(Decrease) increase in other long-term liabilities	(50)	1,357	3,775

Decrease (increase) in current assets:
Receivables	(15,046)	(22,581)	(5,127)
Inventories	(20,045)	(3,679)	(10,636)
Prepaid expenses and other assets	(465)	144	500
Increase (decrease) in current liabilities:
Accounts payable	(66)	18,313	(4,283)
Accrued expenses (a)	5,700	(198)	6,059
Payable to affiliate, Sloss Industries	(1,511)	1,936	1,045
Income taxes payable	4,672	(645)	(2,717)
Cash flows (used in) provided by operating activities	(5,060)	5,839	(6,377)

INVESTING ACTIVITIES
Additions to property, plant and equipment	(16,473)	(20,354)	(15,687)
Cash flows used in investing activities	(16,473)	(20,354)	(15,687)

FINANCING ACTIVITIES
Increase (decrease) in book cash overdrafts	692	(1,331)	242
Increase in amounts payable to Parent	20,841	15,673	21,927
Cash flows provided by financing activities	21,533	14,342	22,169

Net (decrease) increase in cash and cash equivalents	—	(173)	105
Cash and cash equivalents at beginning of period	—	173	68
Cash and cash equivalents at end of period	$—	$—	$173

(a)          The Company recorded restructuring and impairment charges of $121 and $5,938 for the years ended December 31, 2004 and 2003, respectively.  A portion of these charges, consisting of write offs of assets, were non-cash and are reconciled below:

		2004	2003
Accrued expenses		$121	$1,238
Non-cash		—	4,700
Total restructuring and impairment charges		$121	$5,938

See accompanying “Notes to Financial Statements”

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

Restated

NOTE 1.  Organization and Restatement

United States Pipe and Foundry Company, LLC (“the Company” or “U.S. Pipe”) operates in a single business segment and manufactures and sells a broad line of ductile iron pressure pipe, fittings, valves, hydrants and other cast iron products.  The Company was founded in 1899 and is headquartered in Birmingham, Alabama.

The following table summarizes the Company’s net sales by product line (in thousands):

	For the nine	For the years ended
	months ended	December 31,
	September 30, 2005	2004	2003
	As Restated	As Restated
Ductile iron pipe	$363,396	$456,521	$353,492
Valves and hydrants	44,477	51,500	46,819
Fittings	22,759	38,349	35,322
Other	26,299	32,000	29,697
	$456,931	$578,370	$465,330

The Company was originally organized as United States Pipe and Foundry Company, Inc. (“Inc.”) and is a wholly owned subsidiary of Walter Industries, Inc. (“WII”, “Walter Parent” or “Walter”), a diversified New York Stock Exchange traded company (NYSE: WLT).  On September 23, 2005, Inc. was dissolved and United States Pipe and Foundry Company, LLC was organized in the state of Alabama, and the operations of Inc. are now conducted under the form of a limited liability company.  The Company’s operations are located in the United States of America and its revenues are principally domestic.  Foreign sales were less than 5% of total net sales during each of the last three years.

On September 29, 2005, Walter contributed U.S. Pipe to Mueller Holding Company, Inc., a wholly owned subsidiary of Walter.  All historical U.S. Pipe balances have been reflected in these financial statements, see Note 13, “Subsequent Events.”

Restatement of Financial Statements

The Company has restated its financial statements to correct the classification of certain prior-period shipping and handling costs in accordance with Emerging Issues Task Force (“EITF”) Consensus No. 00-10, “Accounting for Shipping and Handling Fees and Costs.”  EITF 00-10 does not allow shipping and handling costs to be shown as a deduction from net sales.

The Company’s prior method of accounting for the cost to deliver products to the customer’s designated location was to include these costs as a deduction from net sales.  Such costs are now included in cost of sales.  The impact of the restatement was to increase net sales and cost of sales by $31.4 million for the nine months ended September 30, 2005, $41.2 million and $33.5 million for the years ended December 31, 2004 and 2003, respectively.  The restatement had no impact on operating income, net income, earnings per unit/share or on the statement of changes in unit/stockholders’ equity (net capital deficiency) and comprehensive income (loss) for any of the periods presented.

The following table presents the impact of the restatement on the financial statements for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003 (dollars in thousands):

	For the nine months ended September 30, 2005		For the years ended December 31,
	2005	2005	2004	2004	2003	2003
	As Restated	As Originally Reported	As Restated	As Originally Reported	As Restated	As Originally Reported
Net sales	$456,931	$425,545	$578,370	$537,170	$465,330	$431,871
Cost of sales	402,245	370,859	531,401	490,201	427,405	393,946
Gross profit	$54,686	$54,686	$46,969	$46,969	$37,925	$37,925

NOTE 2.  Summary of Significant Accounting Policies

Basis of Presentation

Effective December 30, 2005, the Company changed its fiscal year end from December 31 to September 30. As such, the fiscal period ended September 30, 2005 included in this report covers the nine-month period from January 1, 2005 to September 30, 2005.

The financial statements are prepared in accordance with accounting principles generally accepted in the United States, which requires management to make estimates and assumptions that affect the amounts reported in the financial statements.  Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of trade and other receivables.  The Company has one customer who represents 27%, 28% and 24% of net sales for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively.  This customer also represents 27% and 21% of the trade receivables balance at September 30, 2005 and December 31, 2004, respectively.

Earnings (Loss) per Share

The Company has 1,000 units/shares outstanding for all periods presented. In calculating its historical earnings (loss) per share, the Company has used one share, which represents the capital structure of the reporting entity subsequent to the October 3, 2005 business combination described in Note 13.

Revenue Recognition

The Company recognizes revenue based on the recognition criteria set forth in the Securities and Exchange Commission’s Staff Accounting Bulletin 104, “Revenue Recognition in Financial Statements.”

For shipments via rail or truck, revenue is recognized when title passes upon delivery to the customer.  Revenue earned for shipments via ocean vessel is recognized under international shipping standards as defined by Incoterms 2000 when title and risk of loss transfer to the customer.

Cash and Cash Equivalents

Cash and cash equivalents include short-term deposits and highly liquid investments which have original maturities of three months or less and are stated at cost which approximates market.  The Company’s cash management system provides for the reimbursement of all major bank disbursement accounts on a daily basis.  Checks issued but not yet presented to the banks for payment (i.e. book cash overdrafts), are included in accounts payable.

Receivables

Allowances for losses on trade and other accounts receivable are based, in large part, upon judgments and estimates of expected losses and specific identification of problem trade accounts and other receivables.  Significantly weaker than anticipated industry or economic conditions could impact customers’ ability to pay such that actual losses could be greater than the amounts provided for in these allowances.

Inventories

Inventories are recorded at the lower of cost (first-in, first-out) or market value. Additionally, the Company evaluates its inventory in terms of excess and obsolete exposures. This evaluation includes such factors as anticipated usage, inventory turnover, inventory levels and ultimate product sales value. Inventory cost includes an overhead component that can be affected by levels of production and actual costs incurred. Management periodically evaluates the effects of production levels and actual costs incurred on the costs capitalized as part of inventory.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost, less accumulated depreciation and amortization.  Depreciation is recorded on the straight-line method over the estimated useful lives of the assets.  Leasehold improvements are amortized on the straight-line method over the lesser of the useful life of the improvement or the remaining lease term.  Estimated useful lives used in computing depreciation expense are 3 to 20 years for machinery and equipment and 3 to 50 years for land improvements and buildings.  Gains and losses upon disposition are reflected in the statement of operations in the period of disposition.

Direct internal and external costs to implement computer systems and software are capitalized as incurred.  Capitalized costs are amortized over the estimated useful life of the system or software, beginning when site installations or module development is complete and ready for its intended use, which generally is 3 to 5 years.

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations,” as of January 1, 2003, related to plant and landfill closures.  Under SFAS 143, liabilities are recognized at fair value for an asset retirement obligation in the period in which it is incurred and the carrying amount of the related long-lived asset is correspondingly increased.  Over time, the liability is accreted to its future value.  The corresponding asset capitalized at inception is depreciated over the useful life of the asset.  The adoption of SFAS 143 was recorded in the first quarter of 2003 and resulted in an increase to net property, plant and equipment of approximately $2.3 million, a net increase to the asset retirement obligation of approximately $3.1 million, and as a cumulative effect of a change in accounting principle, a pre-tax decrease in income of approximately $0.8 million ($0.5 million, net of taxes).

Accounting for the Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable.  The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment.  The Company uses an estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable.  See Note 3, “Restructuring, Impairment and Other Charges” and Note 13, “Subsequent Events.”

Workers’ Compensation

The Company is self-insured for workers’ compensation benefits for work related injuries.  Liabilities, including those related to claims incurred but not reported, are recorded principally using annual valuations based on discounted future expected payments and using historical data of the Company or insurance industry data when historical data is limited.  Workers’ compensation liabilities were as follows (in thousands):

	September 30, 2005	December 31, 2004

Undiscounted aggregated estimated claims to be paid	$14,402	$15,039
Workers’ compensation liability recorded on a discounted basis	$11,919	$12,665

The Company applies a discount rate at a risk-free interest rate, generally a U.S. Treasury bill rate, for each policy year.  The rate used is one with a duration that corresponds to the weighted average expected payout period for each policy year.  Once a discount rate is applied to a policy year, it remains the discount rate for that policy year until all claims are paid.  The use of this method decreases the volatility of the liability related solely to changes in the discount rate.  The weighted average rate used for discounting the liability at September 30, 2005 was 4.6%.  A one-percentage-point increase in the discount rate on the discounted claims liability would decrease the liability by $0.1 million, while a one-percentage-point decrease in the discount rate would increase the liability by $0.1 million.

Warranty Costs

The Company accrues for warranty expenses that include customer costs of repair and/or replacement, including labor, materials, equipment, freight and reasonable overhead costs, determined on a case-by-case basis, whenever the Company’s products and/or services fail to comply with published industry standards or mutually agreed upon customer requirements.

Activity in accrued warranty, included in the caption accrued expenses in the accompanying balance sheets, was as follows (in thousands):

	For the nine
	months ended
	September 30,	For the years ended December 31,
	2005	2004	2003
Accrued balance at beginning of period	$1,716	$540	$1,352
Warranty expense	5,671	5,514	2,908
Settlement of warranty claims	(2,711)	(4,338)	(3,720)
Balance at end of period	$4,676	$1,716	$540

Related Party Transactions

The Company purchases foundry coke from an affiliate, Sloss Industries, Inc.   Costs included in cost of sales related to purchases from Sloss Industries, Inc. were $17.9 million, $15.1 million and $13.4 million for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively.  Other services that Sloss Industries, Inc. provides to the Company include the delivery of electrical power to one of the Company’s facilities, rail car switching and the leasing of a distribution facility.  The total of these other incidental services included in the Company’s operating expenses were $1.7 million, $1.8 million and $1.6 million for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively.

Related Party Allocations

Certain costs incurred by Walter, such as insurance, executive salaries, professional service fees, human resources, transportation and other centralized business functions, are allocated to its subsidiaries.  Certain costs that were considered directly related to the Company were charged to the Company and included in selling, general and administrative expenses.  These costs approximated $1.3 million, $1.4 million and $1.4 million for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively.  Costs incurred by Walter that cannot be directly attributed to its subsidiaries are allocated to them based on estimated annual revenues.  Such costs were allocated to the Company and are recorded in the caption, related party corporate charges, in the accompanying statements of operations and were approximately $5.4 million, $7.6 million and $4.8 million for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively.

While the Company considers the allocation of such costs to be reasonable, in the event the Company was not affiliated with Walter, these costs may increase or decrease.

NOTE 3. Restructuring, Impairment and Other Charges

On April 29, 2003, the Company ceased production and manufacturing operations at its castings plant in Anniston, Alabama.  The decision to cease operations was the result of several years of declining financial results and resulted in the termination of approximately 80 employees. Exit costs associated with the plant closure were $6.1 million.  Costs associated with the restructuring were as follows (in thousands):

		Restructuring & impairment charges expensed for the years ended December 31,
	Total Costs	2004	2003

One-time termination benefits	$758	$32	$726
Contract termination costs	76	(209)	285
Other associated costs	787	560	227
Write-off of property, plant and equipment and related parts and materials	4,438	(262)	4,700
Total	$6,059	$121	$5,938

Other associated costs principally include site clean-up costs that were expensed as restructuring charges when incurred.  Adjustments were made in 2004 to reduce restructuring and impairment expense by $0.3 million related to unanticipated scrap material recoveries from demolition of the manufacturing facility and $0.2 million related to an unexpected early termination of a power contract.  There were no additional charges related to restructuring or impairment during the nine months ended September 30, 2005.

Activity in accrued restructuring was as follows (in thousands):

	For the years ended December 31,
	2004	2003
Beginning balance	$243	$—
Restructuring expenses accrued	383	1,238
Restructuring payments	(626)	(995)
Ending balance	$—	$243

NOTE 4.  Receivables

Receivables are summarized as follows (in thousands):

	September 30, 2005	December 31, 2004
Trade receivables	$115,007	$102,845
Other receivables	4,376	1,559
Less: Allowance for losses	(886)	(712)
Receivables, net	$118,497	$103,692

Activity in allowance for losses is summarized as follows (in thousands):

	For the nine months ended September 30,	For the years ended December 31,
	2005	2004	2003
Balance at beginning of period	$712	$788	$781
Provisions charged to income	241	263	236
Charge-offs, net of recoveries	(67)	(339)	(229)
Balance at end of period	$886	$712	$788

NOTE 5.  Inventories

Inventories are summarized as follows (in thousands):

	September 30, 2005	December 31, 2004
Finished goods	$101,079	$86,739
Work in process	15,472	12,590
Raw materials and supplies	30,656	27,833
Total inventories	$147,207	$127,162

NOTE 6.  Property, Plant and Equipment

Property, plant and equipment are summarized as follows (in thousands):

	September 30, 2005	December 31, 2004
Land	$1,963	$1,963
Land improvements	9,284	9,182
Buildings and leasehold improvements	33,786	33,591
Machinery and equipment	401,675	398,653
Construction in progress	16,240	9,903
Total	462,948	453,292
Less: Accumulated depreciation	(313,794)	(300,348)
Net	$149,154	$152,944

NOTE 7. Goodwill

The Company accounts for goodwill under SFAS No. 142, “Goodwill and Other Intangible Assets.”  Goodwill is not amortized, but reviewed for impairment on an annual basis as of January 1, or more frequently if significant events occur that indicate impairment could exist.  The fair value of the Company is determined using a valuation model that incorporates transactions of comparable companies and expected future cash flow projections of the Company which are then discounted using a risk-adjusted discount rate.

NOTE 8.  Accrued Expenses

Accrued expenses are summarized as follows (in thousands):

	September 30, 2005	December 31, 2004
Vacations and holidays	$4,573	$4,512
Workers’ compensation	2,882	3,353
Accrued payroll and bonus	3,894	1,695
Accrued sales commissions	1,006	653
Accrued other taxes	2,091	1,554
Accrued warranty claims	4,676	1,716
Accrued environmental claims	4,000	4,000
Accrued volume discounts	4,785	5,100
Other	1,236	860
Total accrued expenses	$29,143	$23,443

NOTE 9.  Income Taxes

Income tax expense (benefit) applicable to the Company consists of the following (in thousands):

	For the nine months ended September 30,			For the years ended December 31,
	2005			2004			2003
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total

Federal	$6,384	$(3,507)	$2,877	$(11,865)	$4,085	$(7,780)	$(10,625)	$(252)	$(10,877)
State and local	—	—	—	—	4,879	4,879	—	(1,755)	(1,755)
Total	$6,384	$(3,507)	$2,877	$(11,865)	$8,964	$(2,901)	$(10,625)	$(2,007)	$(12,632)

The income tax expense (benefit) at the Company’s effective tax rate differed from the Federal statutory rate as follows:

	For the nine months ended September 30,	For the years ended December 31,
	2005	2004	2003
Statutory tax rate	35.0%	(35.0)%	(35.0)%
Effect of:
State and local income tax	4.8%	—	(3.5)%
Change in valuation allowances	(4.8)%	19.2%	—
Other, net	1.2%	—	0.3%
Effective tax rate	36.2%	(15.8)%	(38.2)%

The change in valuation allowances consists of state income tax benefits for which the Company believes it is more likely than not that the deferred tax asset will not be realized.

Activity in the valuation allowance for deferred tax assets is summarized as follows (in thousands):

	September 30, 2005	December 31, 2004	December 31, 2003
Balance at beginning of period	$10,477	$8,712	$6,200
(Reversal) provision applicable to state net deferred tax assets	(2,560)	(441)	2,512
Provision (reversal) applicable to other comprehensive loss	1,109	2,206	—
Balance at end of period	$9,026	$10,477	$8,712

Deferred tax assets (liabilities) related to the following (in thousands):

	September 30, 2005	December 31, 2004
Deferred tax assets:
Allowance for losses on receivables	$352	$356
Inventories	105	157
Accrued expenses	12,110	10,535
Net operating loss	6,164	6,906
Postretirement benefits other than pensions	20,298	21,251
Pensions	21,312	13,490
	60,341	52,695
Valuation allowance	(9,026)	(10,477)
Net deferred tax assets	51,315	42,218

Deferred tax liabilities:
Depreciation and amortization	(30,702)	(33,291)

Net deferred tax assets	$20,613	$8,927

For Federal income tax purposes, Walter files a consolidated income tax return with its subsidiaries and affiliates, which includes the Company.  The income tax provision has been presented as if the Company filed on a stand alone basis with the exception that the tax sharing agreement in place with Walter provides that subsidiaries of Walter generating losses will receive compensation for such losses during the year the loss was generated.  Since the Federal losses generated at the Company provide an immediate benefit through the tax sharing agreement, management determined that the benefit should be fully recognized on a stand alone basis.  Had Walter’s agreement with its subsidiaries not provided for immediate benefit as of September 30, 2005, the Company would have been in a net operating loss position for Federal income tax purposes. On a separate return basis, such losses totaled $2.4 million as of September 30, 2005. Furthermore, without Walter providing immediate benefit and without consideration of the Company’s merger into Mueller Water Products on October 3, 2005, (see Note 13), it is more likely than not that such Federal operating losses would not be utilized. The information below provides the pro forma affect as if the Company determined a stand alone tax provision assuming the Company provided taxes without consideration of its parent company benefit for the nine months ended September 30, 2005 (in thousands):

	As Reported			Pro Forma (unaudited)
	Current	Deferred	Total	Current	Deferred	Total
Federal	$6,384	$(3,507)	$2,877	$1,556	$—	$1,556
State and Local	—	—	—	—	—	—
	$6,384	$(3,507)	$2,877	$1,556	$—	$1,556

Additionally, on a pro forma basis, the above net deferred tax asset of $20.0 million would be reduced to zero.

The Company has state net operating loss carryforwards of approximately $77.0 million expiring beginning 2009 for which a valuation allowance has been established.  Additionally, the loss carryforwards are subject to limitations in certain jurisdictions under IRC Section 382.

A controversy exists with regard to federal income taxes allegedly owed by the Walter consolidated group, which includes the Company, for fiscal years 1980 through 1994.  It is estimated that the amount of tax presently claimed by the IRS is approximately $34.0 million for issues currently in dispute in bankruptcy court for matters unrelated to the Company.  This amount is subject to interest and penalties.  Under tax law, the Company is jointly and severally liable for any final tax determination.  However, Walter and its affiliates believe that their tax filing positions have substantial merit and intend to defend vigorously any claims asserted.  Walter believes that it has an accrual sufficient to cover the estimated probable loss, including interest and penalties. There are no charges or accruals in the Company’s accounts related to these issues since these matters do not relate to the operations of the Company.

NOTE 10. Pension and Other Employee Benefits

The Company has various pension and profit sharing plans covering substantially all employees (the “Plans”).  Total pension expense for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003 was $ 5.4 million, $8.4 million and $9.4 million, respectively.  The Company funds its retirement and employee benefit plans in accordance with the requirements of the plans and, where applicable, in amounts sufficient to satisfy the “Minimum Funding Standards” of the Employee Retirement Income Security Act of 1974 (“ERISA”).  The plans provide benefits based on years of service and compensation or at stated amounts for each year of service.

The Company also provides certain postretirement benefits other than pensions, primarily healthcare, to eligible retirees.  The Company’s postretirement benefit plans are not funded.  New salaried employees have been ineligible to participate in postretirement healthcare benefits since May 2000.  Effective January 1, 2003, the

Company placed a monthly cap on Company contributions for postretirement healthcare coverage of $350 per salaried participant (pre-Medicare eligibility) and $150 per participant (post-Medicare eligibility).

The Company’s policy is to use a measurement date that is three months prior to its fiscal year end.  For the nine months ended September 30, 2005, the Company used a June 30 measurement date for all of its pension and postretirement benefit plans.  For the years ended December 31, 2004 and 2003, the Company used a September 30 measurement date. The amounts recognized for such plans are as follows (in thousands).

	Pension Benefits		Other Benefits
	Sept. 30,	Dec. 31,	Sept. 30,	Dec. 31,
	2005	2004	2005	2004

Accumulated benefit obligation	$234,925	$197,040	$29,498	$23,747

Change in projected benefit obligation:
Projected benefit obligation at beginning of period	$216,269	$205,966	$23,747	$23,822
Service cost	3,824	4,617	413	549
Interest cost	9,445	12,710	1,031	1,453
Amendments	900	412	—	—
Actuarial loss (gain)	37,024	4,720	5,110	(475)
Benefits paid	(9,487)	(12,156)	(803)	(1,867)
Other	—	—	—	265
Projected benefit obligation at end of period	$257,975	$216,269	$29,498	$23,747

Change in plan assets:
Fair value of plan assets at beginning of period	$164,249	$147,102	$—	$—
Actual gain (loss) on plan assets	17,939	13,562	—	—
Employer contribution	950	15,741	803	1,867
Benefits paid	(9,487)	(12,156)	(803)	(1,867)
Fair value of plan assets at end of period	$173,651	$164,249	$—	$—

Funded (unfunded) status	$(84,324)	$(52,020)	$(29,498)	$(23,747)
Unrecognized net actuarial loss (gain)	92,918	65,725	(13,659)	(12,435)
Unrecognized prior service cost	3,071	2,377	(8,256)	(15,526)
Contribution after measurement date	4,581	—	342	487
Prepaid (accrued) benefit cost	$16,246	$16,082	$(51,071)	$(51,221)

Amounts recognized in the balance sheet:
Prepaid benefit cost	$16,246	$16,082	$—	$—
Accrued benefit cost	(72,938)	(48,873)	(51,071)	(51,221)
Intangible asset	3,071	2,377	—	—
Accumulated other comprehensive income, before tax effects	69,867	46,496	—	—
Net amount recognized	$16,246	$16,082	$(51,071)	$(51,221)

Information for pension plans with an accumulated benefit obligation in excess of plan assets are as follows (in thousands):

	September 30,	December 31,
	2005	2004
Projected benefit obligation	$257,975	$216,269
Accumulated benefit obligation	234,925	197,040
Fair value of plan assets	173,651	164,249

The amounts in each period reflected in other comprehensive income are as follows (in thousands):

	Pension Benefits
	September 30,	December 31,
	2005	2004
Increase in minimum liability (before tax effects) included in other comprehensive income	$23,371	$880

A summary of key assumptions used is as follows:

	Pension Benefits			Other Benefits
	Sept. 30,	December 31,		Sept. 30,	December 31,
	2005	2004	2003	2005	2004	2003
Weighted average assumptions used to determine benefit obligations:
Discount rate	5.00%	6.00%	6.35%	5.00%	6.00%	6.35%
Rate of compensation increase	3.50%	3.50%	3.50%	—	—	—

Weighted average assumptions used to determine net periodic cost:
Discount rate	6.00%	6.35%	7.25%	6.00%	6.35%	7.25%
Expected return on plan assets	8.90%	8.90%	9.25%	—	—	—
Rate of compensation increase	3.50%	3.50%	3.50%	—	—	—

Assumed healthcare cost trend rates:
Health care cost trend rate assumed for the next year	—	—	—	10.00%	10.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	—	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	—	—	—	2010	2009	2008

The components of net periodic benefit cost (income) are as follows (in thousands):

	Pension Benefits			Other Benefits
	For the nine			For the nine
	months ended	For the years ended		months ended	For the years ended
	Sep. 30,	December 31,		Sep. 30,	December 31,
	2005	2004	2003	2005	2004	2003
Components of net periodic benefit cost (income):
Service cost	$3,824	$4,617	$4,386	$413	$549	$509
Interest cost	9,445	12,710	13,339	1,031	1,453	1,456
Expected return on plan assets	(10,560)	(12,451)	(11,631)	—	—	—
Amortization of transition amount	—	(2)	(360)	—	—	—
Amortization of prior service cost	205	255	285	(1,867)	(2,759)	(2,489)
Amortization of net loss (gain)	2,454	3,263	3,406	(670)	(855)	(1,077)
Curtailment settlement loss	—	—	—	—	265	—
Net periodic benefit cost (income)	$5,368	$8,392	$9,425	$(1,093)	$(1,347)	$(1,601)

The discount rate is based on a proprietary bond defeasance model designed by the Plans’ investment consultant to create a portfolio of high quality corporate bonds which, if invested on the measurement date, would provide the necessary future cash flows to pay accumulated benefits when due.  The premise of the model is that annual benefit obligations are funded from the cash flows generated from periodic bond coupon payments, principal maturities and the interest on excess cash flows, i.e. carry forward balances.

The model uses a statistical program to determine the optimal mix of securities to offset benefit obligations.  The model is populated with an array of Moody’s Aa-rated corporate fixed income securities that actively traded in the bond market on the measurement date.  None of the securities used in the model had embedded call, put or convertible features, and none were structured with par paydowns or deferred income streams.  All of the securities in the model are considered appropriate for the analysis as they are diversified by maturity date and issuer and offer predictable cash flow streams.  For diversification purposes, the model was constrained to purchasing no more than 20 percent of any outstanding issuance.  Carryforward interest is credited at a rate determined by adding the appropriate implied forward Treasury yield to the Aa-rated credit spread as of the measurement date.

The expected return on pension assets is based on the long-term actual average rate of return on the Plans’ pension assets and projected returns using asset mix forecasts and historical return data.

The Company’s pension plans weighted-average asset allocations at the measurement date, by asset category, are as follows:

	June 30,	September 30,
	2005	2004
Asset Category:
Equity securities	68%	68%
Debt securities	30%	30%
Other	2%	2%
Total	100%	100%

The plan assets of the pension plans are contributed to, held and invested by the  Walter Industries, Inc. Subsidiaries Master Pension Trust (“Pension Trust”).  The plan assets included in the Company’s determination of its pension benefit obligation is based on an allocation of the Pension Trust assets, whereby the projected benefit obligation of the Company is compared with the projected benefit obligation of Walter and its affiliates (including the Company) to determine the Company’s “Projected Benefit Obligation Ratio.”  This ratio is applied to the total assets in the Pension Trust to determine the amount of assets allocated to the Company.  The Pension Trust employs a total return investment approach whereby a mix of equity and fixed income investments are used to meet the long-term funding requirements of the Pension Trust.  The asset mix strives to generate rates of return sufficient to fund plan liabilities and exceed the long-term rate of inflation, while maintaining an appropriate level of portfolio risk.  Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition.  The investment portfolio is diversified across domestic and foreign equity holdings, and by investment styles and market capitalizations.  Fixed income holdings are diversified by issuer, security type, and principal and interest payment characteristics.  Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments.  Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual benefits liability measurements, and periodic asset/liability studies.

As of June 30, 2005, the Pension Trust’s strategic asset allocation was as follows:

	Strategic	Tactical
Asset Class	Allocation	Range
Total Equity	70%	65-70%
Large Capitalization Stocks	45%	40-50%
Mid Capitalization Stocks	10%	8-12%
Small Capitalization Stocks	0%	0%
International Stocks	15%	12-18%

Total Fixed Income	30%	25-35%

Total Cash	0%	0-2%

These ranges are targets and deviations may occur from time-to-time due to market fluctuations.  Portfolio assets are typically rebalanced to the allocation targets at least annually.

The Pension Trust employs a building block approach in determining the long-term rate of return for plan assets.  Historical market returns are studied and long-term risk/return relationships between equity and fixed income asset classes are analyzed.  This analysis supports the fundamental investment principle that assets with greater risk generate higher returns over long periods of time.  The historical impact of returns in one asset class on returns of another asset class is reviewed to evaluate portfolio diversification benefits.  Current market factors including inflation rates and interest rate levels are considered before assumptions are developed.  The long-term portfolio return is established via the building block approach by adding interest rate risk and equity risk premiums to the anticipated long-term rate of inflation.  Proper consideration is given to the importance of portfolio diversification and periodic rebalancing.  Peer data and historical return assumptions are reviewed to check for reasonableness.

Assumed healthcare cost trend rates, discount rates, expected return on plan assets and salary increases have a significant effect on the amounts reported for the pension and healthcare plans.  A one-percentage-point change in the trend rate for these assumptions would have the following effects (in thousands):

	1-Percentage	1-Percentage
	Point Increase	Point Decrease
Health care cost trend:
Effect on total of service and interest cost components	$62	$(53)
Effect on postretirement benefit obligation	701	(612)
Discount rate:
Effect on postretirement service and interest cost components	(9)	(3)
Effect on postretirement benefit obligation	(2,468)	2,770
Effect on current year postretirement benefits expense	(159)	155
Effect on pension service and interest cost components	(210)	203
Effect on pension benefit obligation	(24,479)	29,826
Effect on current year pension expense	(1,480)	1,755
Expected return on plan assets:
Effect on current year pension expense	(1,187)	1,187
Rate of compensation increase:
Effect on pension service and interest cost components	340	(291)
Effect on pension benefit obligation	2,798	(2,432)
Effect on current year pension expense	567	(488)

The Company’s minimum pension plan funding requirement for fiscal 2006 is $0.1    million, which the Company expects to fully fund.  The Company also expects to contribute $1.7 million to its other post-employment benefit plan in fiscal 2006.  The following estimated benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

		Other
		Postretirement
		Benefits
		Before	Medicare
	Pension	Medicare	Part D
	Benefits	Subsidy	Subsidy

2006	$13,975	$1,711	$—
2007	14,351	1,721	—
2008	14,750	1,781	—
2009	15,143	1,924	—
2010	15,529	1,999	—
Years 2011-2015	85,043	10,824	—

NOTE 11. Commitments and Contingencies

Income Tax Litigation

The Company is currently engaged in litigation with regard to Federal income tax disputes (see Note 9).

Environmental Matters

The Company is subject to a wide variety of laws and regulations concerning the protection of the environment, both with respect to the construction and operation of many of its plants and with respect to remediating environmental conditions that may exist at its own and other properties.  The Company believes that it is in substantial compliance with federal, state and local environmental laws and regulations.  The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when the costs are probable and reasonably estimable.  Expenses charged to the statement of operations for compliance of ongoing operations and for remediation of environmental conditions arising from past operations in the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003 were approximately $4.4 million, $9.5 million and $4.2 million, respectively.  Because environmental laws and regulations continue to evolve and because conditions giving rise to obligations and liabilities under environmental laws are in some circumstances not readily identifiable, it is difficult to forecast the amount of such future environmental expenditures or the effects of changing standards on future business operations or results. Consequently, the Company can give no assurance that such expenditures will not be material in the future.  The Company capitalizes environmental expenditures that increase the life or efficiency of property or that reduce or prevent environmental contamination.  Capital expenditures for environmental requirements are anticipated to average approximately $2.0 million per year in the next five years.  Capital expenditures for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003 for environmental requirements were approximately $1.7 million, $2.7 million and zero, respectively.

The Company has implemented an Administrative Consent Order (“ACO”) for its Burlington, New Jersey plant that was required under the New Jersey Environmental Cleanup Responsibility Act (now known as the Industrial Site Recovery Act).  The ACO required soil and ground water cleanup, and the Company has completed, and has received final approval on, the soil cleanup required by the ACO.  The Company is continuing to address ground water issues at this site.  Further remediation could be required.  These remediation costs are expected to be minimal.  Long-term ground water monitoring will be required to verify natural attenuation.  It is not known how long ground water monitoring will be required.  Management does not believe monitoring or further cleanup costs, if any, will have a material adverse effect on the financial condition or results of operations of the Company.

The Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) generally imposes liability, which may be joint and several and is without regard to fault or the legality of waste generation or disposal, on certain classes of persons, including owners and operators of sites at which hazardous substances are released into the environment (or pose a threat of such release), persons that disposed or arranged for the disposal of hazardous substances at such sites, and persons who owned or operated such sites at the time of such disposal.  CERCLA authorizes the EPA, the States and, in some circumstances, private entities to take actions in response to public health or environmental threats and to seek to recover the costs they incur from the same classes of persons. Certain governmental authorities can also seek recovery for damages to natural resources.  Currently, U.S. Pipe has been identified as a potentially responsible party (“PRP”) by the EPA under CERCLA with respect to cleanup of hazardous substances at two sites to which its wastes allegedly were transported or deposited.  The Company is among many PRPs at such sites and a significant number of the PRPs are substantial companies.  An agreement has been reached with the EPA and a Consent Order, signed by U.S. Pipe and the EPA, has been finalized respecting one of the sites.  U.S. Pipe has satisfied its obligations under the Consent Order at a cost that was not material.  Natural resource damage claims respecting that same site have now also been made by the State of California, while the liability and the corresponding insurance claim cannot presently be estimated, U.S. Pipe, as a member of the same group of PRPs, believes it has adequate first dollar insurance coverage covering the State’s claims. With respect to the other site, located in Anniston, Alabama, the PRPs have been negotiating an administrative consent order with the EPA.  Based on these negotiations, management estimates the Company’s share of liability for cleanup, after allocation among several PRPs, will be approximately $4.0 million, which was accrued in 2004.  Civil litigation in respect of the site is also ongoing, including a putative class action lawsuit alleging property damage and personal injury.  Management does not believe that U.S. Pipe’s share of any additional liability will have a material adverse effect on the financial condition of the Company, but could be material to results of operations in future reporting periods.

Although no assurances can be given that the Company will not be required in the future to make material expenditures relating to these or other sites, management does not believe at this time that the cleanup costs, if any, associated with these or other sites will have a material adverse effect on the financial condition or results of operations of the Company, but such cleanup costs could be material to results of operations in a reporting period.

In 2004, the Company entered into a settlement and release agreement with a former insurer whereby the former insurer paid $1.9 million, net of legal fees, to the Company for historical insurance claims, previously expensed as incurred by the Company.  Such claims had not previously been submitted to the insurance company for reimbursement.  The Company released the insurer of both past and future claims, and recorded a $1.9 million reduction to selling, general and administrative expenses in 2004.

In 2005, the Company entered into a settlement and release agreement with a former insurer whereby the former insurer agreed to pay $5.1 million, net of legal fees, to the Company for historical insurance claims previously expensed as incurred by the Company.  Such claims had not previously been submitted to the insurance company for reimbursement.  The Company released the insurer of both past and future claims.  During 2005, the Company received $2.8 million in cash and the remainder is expected to be received in the second quarter of fiscal 2006.  The Company recorded a $5.1 million reduction to selling, general and administrative expenses in 2005.

Miscellaneous Litigation

In 2003, the Company increased its accruals for outstanding litigation by approximately $6.5 million, principally related to the settlement of a class action employment matter.  The settlement was finalized in May 2004 for an amount approximating the accrual.

The Company is a party to a number of other lawsuits arising in the ordinary course of business.  The Company provides for costs relating to these matters when a loss is probable and the amount is reasonably estimable.  The effect of the outcome of these matters on the Company’s future results of operations cannot be predicted with certainty as any such effect depends on future results of operations and the amount and timing of the resolution of such matters.  While the results of litigation cannot be predicted with certainty, the Company believes that the final outcome of such other litigation will not have a materially adverse effect on the Company’s financial statements.

Operating Leases

The Company accounts for operating leases in accordance with SFAS 13, “Accounting for Leases,” which includes guidance for evaluating free rent periods, determining amortization periods of leasehold improvements and incentives related to leasehold improvements.  The Company’s operating leases are primarily for equipment and office space.

Rent expense was $0.2 million, $0.3 million and $0.2 million for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively.  Future minimum payments under non-cancelable operating leases as of September 30, 2005 are (in thousands):

Operating
Leases
2006	$249
2007	158
2008	73
2009	67
2010	67
Thereafter	130

Note 12. Accounting Standards Not Yet Adopted

In November 2004, the Financial Accounting Standards Board issued SFAS No. 151, “Inventory Costs,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company intends to adopt SFAS No. 151 on October 1, 2005, the beginning of its 2006 fiscal year. The impact of the adoption of SFAS No. 151 on the Company’s financial statements may have a material impact on our operating income in the event actual production output is significantly higher or lower than normal capacity.  In the event actual production capacity is significantly different than normal capacity, the Company may be required to recognize certain amounts of facility expense, freight, handling costs or wasted materials as a current period expense.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which is an interpretation of FASB No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”).  This interpretation clarifies terminology within SFAS 143 and requires companies to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated.  FIN 47 is effective for fiscal years beginning after December 15, 2005.  This standard is not expected to have a material impact on the Company’s financial condition or results of operations.

In June 2005, the FASB issued FASB No. 154, “Accounting Changes and Error Corrections”, which changes the requirements for accounting for and reporting of a change in accounting principle.  SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable.  SFAS 154 also requires that a change in method of depreciation, amortization or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle.  SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005.  The adoption of SFAS 154 is not expected to have a material impact on the Company’s financial condition or results of operations.

NOTE 13. Subsequent Events

On October 3, 2005, pursuant to the agreement dated June 17, 2005, Walter, through a wholly-owned subsidiary acquired all of the outstanding common stock of Mueller Water Products and subsidiaries (“Mueller”) for $943.4 million and assumed approximately $1.05 billion of indebtedness at Mueller.  In conjunction with the acquisition, the Company was contributed to Mueller.  For accounting and financial statement presentation purposes, the Company is treated as the accounting acquiror of Mueller.  Mueller had net sales of $1,148.9 million for the fiscal year ended September 30, 2005 and total assets of $1,086.8 million at September 30, 2005.

The purchase price was allocated to Mueller’s net tangible and identifiable intangible assets based on their fair values as of October 3, 2005.  The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill.  Based on current fair values, the purchase price was allocated as follows (dollars in millions):

Receivables, net	$177.4
Inventories	373.2
Property, plant and equipment	215.5
Identifiable intangible assets	855.9
Goodwill	817.6
Net other assets	376.5
Net deferred tax liabilities	(300.0)
Debt (1)	(1,572.7)
Total purchase price allocation	$943.4

(1)  Includes debt existing at the date of acquisition and additional debt assumed by Mueller in conjunction with

Walter’s acquisition of Mueller.

In addition, Walter parent contributed its net intercompany receivable balance to capital in excess of par value of the Company.  The Company will reflect this decrease in intercompany payable as additional equity in October 2005.

On October 21, 2005, Walter announced its plan to undertake an initial public offering and subsequent spin-off of the Company, which comprises the combined operations of the Company and Mueller.

On October 26, 2005, Walter announced plans to close U.S. Pipe’s Chattanooga, Tennessee plant and transfer the valve and hydrant production operations of that plant to Mueller’s Chattanooga, Tennessee and Albertville, Alabama plants.  The eventual closure of the Chattanooga plant is expected to occur in 2006.  The estimated Chattanooga pre-tax closing costs that are expected to be recorded in the first quarter of fiscal 2006 ending December 31, 2005 consist of $17.8 million of long-lived asset write-offs, a $5.2 million inventory absorption loss, an $11.9 million charge to write inventory down to fair value, $3.0 million for severance costs and an environmental charge of $2.4 million.  The Company expects to recognize additional severance expense during the second quarter of 2006 in the amount of $0.6 million.  In addition, the Company anticipates additional environmental-related charges of $1.3 million and a $2.9 million charge to increase  the pension and other benefit obligations to be recognized in fiscal 2006.